Exhibit 99.(a)(1)(iv)

Offer by

Virtus Convertible & Income Fund

(the “Fund”)

to Purchase for Cash

Up To 100% of Its Outstanding Preferred Shares

(Virtus Convertible & Income Fund: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

[xx, 2022]

To Our Clients:

Enclosed for your consideration is the offer to purchase dated October 3, 2022 (the “Offer to Purchase”) in connection with an offer by the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of its outstanding auction-rate preferred shares of beneficial interest, $0.00001 par value and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (with respect to the Fund, the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Fund’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes the Fund’s “Offer”). The price to be paid for the Fund’s Preferred Shares is an amount to the seller, equating to 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share) in cash, plus any unpaid dividends accrued through November 1, 2022, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer, if properly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase). The Fund’s Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions as outlined in the Offer and in the related Letter of Transmittal.

We are the registered holder of record of Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

Your attention is invited to the following:

1.	The purchase price to be paid for the Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 97.95% of the liquidation preference per share (or $24,487.50 per share), plus any unpaid dividends accrued through November 1, 2022, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer. When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under the Fund’s Bylaws, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements.
2.	The Fund’s Offer and withdrawal rights expire at 5:00 p.m., New York City time, on November 1, 2022, unless the Offer is extended.
3.	The Fund’s Offer is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related Letter of Transmittal.

4.	Upon the terms and subject to the conditions of the Fund’s Offer, such Fund will purchase all Preferred Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase).
5.	Any stock transfer taxes applicable to the sale of Preferred Shares to the Fund pursuant to that Fund’s Offer will be paid by the Preferred Shareholders, except as otherwise provided in the Offer to Purchase.
6.	No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.
7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.
8	In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offer is completed, please provide, if known, the contact information for the Auction Department at your broker or other nominee, or the Broker-Dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing and returning to us the enclosed instruction form. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of an Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund, its Board of Trustees (the “Board”) nor its investment manager or subadviser are making any recommendation to any holder of Preferred Shares as to whether to tender or refrain from tendering Preferred Shares in an Offer. Each holder of Preferred Shares is urged to read the Offer to Purchase and the Letter of Transmittal and accompanying materials carefully in evaluating an Offer. No person has been authorized to give any information or to make any representations in connection with an Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

Payment for Preferred Shares purchased pursuant to an Offer will in all cases be made only after timely receipt by Computershare Inc. (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at the Depositary (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal.

Instructions with Respect to Offer by

Virtus Convertible & Income Fund

(the “Fund”)

to Purchase for Cash

Up To 100% of Its Outstanding Preferred Shares

(Virtus Convertible & Income Fund: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated October 3, 2022 (the “Offer to Purchase”) and related Letter of Transmittal in connection with an offer by the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, to purchase for cash up to 100% of its outstanding auction-rate preferred shares of beneficial interest, $0.00001 par value and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (with respect to the Fund, the “Preferred Shares”).

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related letter of transmittal.

Fund Name: _________________________	SIGN HERE

Series: ______________________________	_________________________________

CUSIP(S):___________________________
_________________________________
Number of Preferred Shares to be Tendered:	Signature(s)

_____________amount of Preferred Shares*
_________________________________
Please type or print name(s)
Dated_________________________, 2022
_________________________________
If known:	Please type or print address

Auction Desk Contact Information:	_________________________________
Area Code and Telephone Number
Name:______________________________
_________________________________
Email Address:_______________________	Social Security or other Taxpayer Identification Number

Broker-Dealer that provides instructions to Auction Agent:_______________________

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered. Specify series of Preferred Shares to be tendered and specify if not all Preferred Shares held by us for your account are to be tendered.